As filed with the Securities and Exchange Commission on July 13, 2000.
                                                  Registration No. 333-
__________

                            UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549



                               FORM S-8
                        REGISTRATION STATEMENT
                   UNDER THE SECURITIES ACT OF 1933



                        HAROLD'S STORES, INC.
           (Name of registrant as specified in its charter)

   Oklahoma                765 Asp Street              73-1308796
(State or jurisdiction ofNorman, Oklahoma 73069     (I.R.S. Employer
incorporation or organization)(405) 329-4045      Identification No.)
       (Address, including zip code, and telephone number, including area code, of registrant's Principal Executive Offices)




              1993 PERFORMANCE AND EQUITY INCENTIVE PLAN
                       (Full title of the plan)

                            Jodi L. Taylor
                            765 Asp Street
                        Norman, Oklahoma 73069
                            (405) 329-4045
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               Copy to:
                      J. Bradford Hammond, Esq.
             Crowe & Dunlevy, A Professional Corporation
                         500 Kennedy Building
                           321 South Boston
                      Tulsa, Oklahoma 74103-3133
                            (918) 592-9800


                   CALCULATION OF REGISTRATION FEE
                                       Proposed
                                       Maximum     Proposed
                                       Offering    Maximum
                          Amount to     Price      Aggregate    Amount of
 Title of Securities to      Be          Per       Offering   Registration
     be Registered       Registered    Share(1)    Price(1)       Fee

Common Stock, par value
$0.01 per share           2,000,000     $3.00     $6,000,000    $1,584.00

(1)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Common Stock as reported on the American Stock Exchange on July 11, 2000.


    The contents of the Registrant's Registration Statement on Form S-8 (File No. 33-68604) and Registration Statement on Form S-8 (File No. 33-63773), relating to the Registrant's 1993 Performance and Equity Incentive Plan
(the "Plan"), are incorporated herein by reference. On June 22, 2000, the shareholders of the Registrant approved the amendment of the Plan to increase the number of shares of Common Stock issuable pursuant to the Plan to a total of 3,000,000 shares. This Registration Statement has been filed in accordance with General Instruction E to Form S-8 for the purpose of registering the offer and sale of 2,000,000 additional shares of Common
Stock that may be issued or sold by the Registrant in connection with the Plan.

   For  a  list  of  exhibits filed as part of this  Registration
Statement, see the Exhibit Index hereto.

                           SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norman, State of Oklahoma on July 13, 2000.

                              HAROLD'S STORES, INC.

                              By:    /s/ JODI L. TAYLOR
                                   Jodi L. Taylor
                                   Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Name                 Position               Date

/s/ HAROLD G. POWELL   Chairman Emeritus         July 13, 2000
Harold G. Powell

/s/ REBECCA POWELL     Chairman of the           July 13, 2000
CASEY                  Board of Directors
Rebecca Powell Casey   and Chief Executive
                       Officer (Principal
                       Executive Officer)

/s/ H. RAINEY POWELL   President, Chief          July 13, 2000
H. Rainey Powell       Operating Officer
                       and Director

/s/ JODI L. TAYLOR     Chief Financial Officer   July 13, 2000
Jodi L. Taylor         (Principal Financial
                       and Accounting Officer)

/s/ ROBERT L.          Director                  July 13, 2000
ANDERSON
Robert L. Anderson

/s/ MICHAEL T. CASEY   Director                  July 13, 2000
Michael T. Casey

/s/ ROBERT B. CULLUM,  Director                  July 13, 2000
JR.
Robert B. Cullum, Jr.

/s/ MARGARET A.        Director                  July 13, 2000
GILLIAM
Margaret A. Gilliam

/s/ W. HOWARD LESTER   Director                  July 13, 2000
W. Howard Lester

/s/ LEONARD M. SNYDER  Director                  July 13, 2000
Leonard M. Snyder

/s/ WILLIAM F.         Director                  July 13, 2000
WEITZEL, PH.D
William F. Weitzel,
Ph.D.




                       INDEX TO EXHIBITS


Exhibit
  No.                   Description


   5.1 Opinion of Crowe & Dunlevy, A Professional Corporation on legality of securities.

  23.1         Consent of Arthur Andersen LLP.

  23.2         Consent of KPMG LLP.

  23.3 Consent of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1).

























                          EXHIBIT 5.1





                         July 11, 2000

Harold's Stores, Inc.
765 Asp Street
Norman, Oklahoma 73069

           Re:Harold's  Stores, Inc. - Registration Statement  on
               Form  S-8 Relating to 2,000,000 Additional  Shares
               of  Common  Stock  in  Connection  with  the  1993
               Performance and Equity Incentive Plan

Ladies and Gentlemen:

    The Board of Directors of the Harold's Stores, Inc. (the "Company") authorized and on June 22, 2000 the shareholders of the Company approved the amendment of the Company's 1993 Performance and Equity Incentive Plan (the "Plan"), in part, to increase the number of shares of common stock, $0.01 par value per share ("Common Stock"), of the Company issuable pursuant to the Plan to a total of 3,000,000 shares, for an increase of 2,000,000 shares (the "Additional Shares") from the previously authorized amount (without giving effect to adjustments in connection with prior stock dividends).

    You have requested our advice with respect to the legality of the Additional Shares issuable upon exercise of options that may be granted pursuant to the Plan.

    We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

    Based on the foregoing, and upon consideration of applicable law, it is our opinion that the Additional Shares that may be issued pursuant to the Plan will, upon payment therefor and delivery thereof in accordance with the Plan, be validly issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.


                              Respectfully submitted,

                              CROWE & DUNLEVY
                              A PROFESSIONAL CORPORATION


                              By: /s/ J. Bradford Hammond
                                     J. Bradford Hammond






















                          EXHIBIT 23.1
           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 13, 2000, included in and incorporated by reference in Harold's Stores, Inc. Form 10-K for the 52 week period ending January 29, 2000.


ARTHUR ANDERSEN LLP


Oklahoma City, Oklahoma
   July 11, 2000





















                          EXHIBIT 23.2

                 INDEPENDENT AUDITORS' CONSENT


    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Harold's Stores, Inc. of our reports dated March 15, 1999, relating to the consolidated balance sheet of Harold's Stores, Inc. and subsidiaries as of January 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows, and the related financial statement schedule for the 52 week periods ended January 30, 1999 and January 31, 1998, which reports appear in the Annual Report on Form 10-K of Harold's Stores, Inc. for the fiscal year ended January 29, 2000.



KPMG LLP


Oklahoma City, Oklahoma
July 11, 2000